Exhibit 99.1

American Eagle Outfitters Reports February Sales of $175.1 Million

Same Store Sales Decrease 4%

Updates Fourth Quarter Guidance

Provides First Quarter Guidance

PITTSBURGH, PA--American Eagle Outfitters, Inc. (NYSE: AEO - News) today announced that total sales for the four weeks ended March 1, 2008 increased 5% to $175.1 million, compared to $166.3 million for the four weeks ended March 3, 2007. Comparable store sales were down 4% for the month, compared to a 6% increase for the same period last year.

February sales were below the company's expectations, reflecting underperformance of the women's assortment and lower traffic. The company continued to see strength in the AE men's business, as well as AEO direct.

The company expects fourth quarter earnings of $0.66 per diluted share, which is flat compared to last year. This incorporates a 36% fourth quarter tax rate. Previous fourth quarter guidance was $0.64 to $0.65. The company will report earnings results on Wednesday, March 12th before the market opens.

Based on February results, the company expects negative comparable store sales to continue in the first quarter. It also expects to have higher markdowns compared to last year. These expectations are reflected in the first quarter earnings guidance of $0.25 to $0.27 per share, which compares to $0.35 cents per share last year.

To access the company's recorded monthly sales commentary, please dial (866) 514-0390, or internationally dial (585) 267-8021.

The company will report fourth quarter earnings on Wednesday, March 12th. At 9:00 a.m. Eastern Time, the company's management team will host a conference call to review the financial results. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. Anyone unable to listen to the call can access a replay beginning March 12, 2008 at 12:00 p.m. Eastern Time through March 26, 2008. To listen to the replay, dial 1-877-660-6853, or internationally dial 1-201-612-7415, and reference account 3055 and confirmation code 266008. An audio replay of the conference call will also be available at www.ae.com.

American Eagle Outfitters designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. The original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. American Eagle currently operates 855 stores in 50 states, the District of Columbia and Puerto Rico, and 75 AE stores in Canada. American Eagle also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships to more than forty countries around the world. The American Eagle brand also includes a Dormwear collection, aerie, which is available in 39 standalone stores, American Eagle stores and at aerie.com. The collection includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AE girl. Designed to be sweetly sexy, comfortable and cozy, the aerie brand offers AE customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom. 77E, a new multi-channel entertainment platform, features original and user-generated content on ae.com, in AE stores, on television, and on Web sites such as YouTube, MySpace and Facebook. For more information, visit www.ae.com.

MARTIN + OSA, a concept targeting 28 to 40 year-old women and men, offers refined casual clothing and accessories, designed to be valuable, irresistible, inspiring, authentic and adventurous. MARTIN + OSA currently operates 19 stores. For additional information and updates, visit www.martinandosa.com.

The company plans to open a children's apparel brand, 77kids by american eagle. The new brand will offer on-trend, high-quality clothing and accessories for kids age two to 10. 77kids will launch worldwide online at www.77kids.com during Fiscal 2008, with brick-and-mortar stores in the U.S. planned for 2009.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's fourth quarter earnings expectations may not be achieved, the Company's first quarter sales and earnings expectations may not be achieved, and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT: American Eagle Outfitters, Inc.

Judy Meehan, 412-432-3300